FOR IMMEDIATE RELEASE	NEWS
August 1, 2024	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc., Announces Retirement of James Hazlett as Vice President and Chief Technical Officer

MIDLAND, Texas August 1, 2024- Natural Gas Services Group, Inc. (NYSE: NGS), a leading provider of gas compression equipment, technology, and services to the energy industry, announced today that James Hazlett, who served as Chief Technology Officer of the Company and worked with Natural Gas Services Group since 2005, has officially retired.

“I would like to personally thank Jim for his two decades of dedicated service to Natural Gas Services Group,” said Steve Taylor, Chairman of the Company. “He was a driving force in our technical success and his contributions are still felt throughout the company. He built a strong team in the process, one that will continue to drive technology innovation for the Company and our customers. I wish Jim nothing but continued success as he moves on, while still providing value to the Company.”

Mr. Hazlett retired as Vice President and Chief Technical Officer effective August 1, 2024, and separated his employment from the Company. To secure Mr. Hazlett’s services through a transition period, the Company has entered into a consulting agreement with Mr. Hazlett under which he will provide certain transitional services for up to 19 months following his retirement. The consulting agreement provides for cash compensation as well as a change to the vesting terms of a portion of outstanding equity awards held by Mr. Hazlett to correspond with the term of the consulting agreement.

“Jim has been a great source of knowledge and wisdom during my transition into the CEO position, and I sincerely appreciate everything he has done for the Company including working with us to plan his retirement,” said Justin Jacobs, CEO of the Company. “I think it would be difficult to find anyone who knows more about compression units or matches his passion for the compression industry. Everyone at the Company looks forward to working with Jim as a consultant during his retirement.”

In anticipation of Mr. Hazlett’s potential retirement, the Company had divided and transitioned responsibilities over the past several months. As such, Mr. Hazlett’s responsibilities among operations, sales, and technical services have been divided between Brian Tucker, President and COO, and John Rowell, Vice President, Technical. The Company expects a seamless transition given the continuity in its operations and processes.

“I would like to thank the entire team at the Company for all of the wonderful experiences over the past several decades. I have had the opportunity to build some great machinery and work with amazingly talented people, both employees and customers. As a significant shareholder, I’m proud of our significant growth and confident in the direction and trajectory of the Company.”

About Natural Gas Services Group, Inc.

Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate strictly to historical or current facts, including those relating to the transition of responsibilities of the Company's Chief Technical Officer, are forward-looking and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For Additional Information:

Anna Delgado-Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com